NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 28, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of North American Palladium
Ltd. Warrants expiring December 13, 2009 is being effected because the
Exchange knows or is reliably informed
that on December 10, 2009 all rights
pertaining to the entire class of
this security were extinguished.

The security was suspended by the
Exchange on December 11, 2009.